                          AUDITED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULES

                         THE STANLEY ACCOUNT VALUE PLAN
                (FORMERLY THE STANLEY WORKS 401(K) SAVINGS PLAN)

                     Years ended December 31, 1998 and 1997

                         The Stanley Account Value Plan
                (formerly The Stanley Works 401(k) Savings Plan)

                          Audited Financial Statements
                           and Supplemental Schedules


                     Years ended December 31, 1998 and 1997





                                                     CONTENTS

Report of Independent Auditors.................................................1

Audited Financial Statements

Statement of Financial Condition at December 31, 1998..........................2
Statement of Financial Condition at December 31, 1997..........................3
Statement of Income and Changes in Plan Equity for the Year Ended
    December 31, 1998..........................................................4
Statement of Income and Changes in Plan Equity for the Year Ended
    December 31, 1997..........................................................5
Notes to Financial Statements..................................................6


Supplemental Schedules

Assets Held for Investment....................................................12
Transactions or Series of Transactions in Excess of 5% of the Current
    Value of Plan Assets......................................................13

                         Report of Independent Auditors

Pension Committee of The Board of Directors
The Stanley Works

We have audited the accompanying statements of financial condition of The Stanley Account Value Plan, formerly The Stanley Works 401(k) Savings Plan, as of December 31, 1998 and 1997, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1998 and 1997, and its income and changes in plan equity for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1998, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1998 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1998 financial statements taken as a whole.



                                                            /s/Ernst & Young LLP

Hartford, Connecticut
March 19, 1999

                                          The Stanley Account Value Plan

                                         Statement of Financial Condition

                                                 December 31, 1998

                                                                                                                       INVESCO
                                                                                                         BT PYRAMID   RETIREMENT
                                                                                           UNALLOCATED     EQUITY       TRUST
                                              STANLEY STOCK                 CORNERSTONE   STANLEY STOCK  INDEX FUND     STABLE
                                                   FUND        LOAN FUND       FUND           FUND                    VALUE FUND
                                              -----------------------------------------------------------------------------------
ASSETS
Investments, at current market value:
    The Stanley Works Common Stock:
       8,417,217 shares (cost $145,012,172)   $ 233,577,772
       9,261,385 shares (cost $160,258,796)                                              $ 257,003,434
    Short-term investments                        3,528,034                                      2,771
    BT Pyramid Equity Index Fund                                                                         $ 1,633,055
    Invesco Retirement Trust Stable Value                                                                            $  972,618
       Fund
    American Funds Euro Pacific Growth Fund
    Fidelity Management Trust Company Select
       Small CAP Fund
                                              ---------------                            ----------------------------------------
                                                237,105,806                                257,006,205     1,633,055    972,618

Contributions receivable                          1,970,567                $ 5,020,000
Dividends and interest receivable                    11,687                                        900             3         20
Due to (from) Cornerstone Fund                   (4,480,000)                 4,480,000
Debt issuance costs, net of amortization of
    $47,190                                                                                  2,784,188
Loans to participants                                        $ 12,562,808
                                              ===================================================================================
                                              $ 234,608,060  $ 12,562,808  $ 9,500,000   $ 259,791,293   $ 1,633,058 $  972,638
                                              ===================================================================================

LIABILITIES AND PLAN EQUITY
Liabilities:
    Debt                                                                                 $ 213,236,612
                                                                                         ----------------
                                                                                           213,236,612

Plan equity                                   $ 234,608,060  $ 12,562,808  $ 9,500,000      46,554,681   $ 1,633,058 $  972,638
                                              ===================================================================================
                                              $ 234,608,060  $ 12,562,808  $ 9,500,000   $ 259,791,293   $ 1,633,058 $  972,638
                                              ===================================================================================

See accompanying notes.









                    FIDELITY
 AMERICAN FUNDS    MANAGEMENT
  EURO PACIFIC   TRUST COMPANY
  GROWTH FUND     SELECT SMALL
                    CAP FUND         TOTAL
------------------------------------------------


                                 $ 233,577,772
                                   257,003,434
                                     3,530,805
                                     1,633,055
                                       972,618

   $  525,429                          525,429

                 $  589,990            589,990
------------------------------------------------
      525,429       589,990        497,833,103

                                     6,990,567
            1             1             12,612


                                     2,784,188
                                    12,562,808
================================================
   $  525,430    $  589,991      $ 520,183,278
================================================



                                   $213,236,612
                                 ---------------
                                   213,236,612

   $  525,430    $  589,991        306,946,666
================================================
   $  525,430    $  589,991      $ 520,183,278
================================================

                                          The Stanley Account Value Plan

                                         Statement of Financial Condition

                                                 December 31, 1997


                                                                                        UNALLOCATED
                                             STANLEY STOCK FUND      LOAN FUND      STANLEY STOCK FUND         TOTAL
                                            --------------------------------------------------------------------------------
ASSETS
Investments, at current market value:
       The Stanley Works Common Stock:
              8,997,264 shares (cost
                 $132,445,673)              $ 424,558,395                                                  $ 424,558,395
              10,007,568 shares (cost
                 $181,101,634)                                                         $ 472,232,116         472,232,116
       Short-term investments                   2,515,153                                                      2,515,153
                                            ---------------------                   ----------------------------------------
                                              427,073,548                                472,232,116         899,305,664

Contributions receivable                        3,062,065                                                      3,062,065
Dividends and interest receivable                  45,195                                  1,594,244           1,639,439
Loans to participants                                              $ 12,323,967                               12,323,967
                                            ================================================================================
                                            $ 430,180,808          $ 12,323,967        $ 473,826,360       $ 916,331,135
                                            ================================================================================

LIABILITIES AND PLAN EQUITY
Liabilities:
    Due to Retirement Plan for Salaried
       Employees of The Stanley Works
                                            $     262,146                                                  $     262,146
    Debt                                                                               $ 224,647,020         224,647,020
                                            ---------------------                   ----------------------------------------
                                                  262,146                                224,647,020         224,909,166

Plan equity                                   429,918,662          $ 12,323,967          249,179,340         691,421,969
                                            ================================================================================
                                            $ 430,180,808          $ 12,323,967        $ 473,826,360       $ 916,331,135
                                            ================================================================================


See accompanying notes.

                                          The Stanley Account Value Plan

                                  Statement of Income and Changes in Plan Equity

                                           Year ended December 31, 1998



                                                                                                                INVESCO
                                                                                 UNALLOCATED    BT PYRAMID     RETIREMENT
                                   STANLEY STOCK                  CORNERSTONE   STANLEY STOCK  EQUITY INDEX   TRUST STABLE
                                       FUND         LOAN FUND        FUND           FUND           FUND        VALUE FUND
                                  ------------------------------------------------------------------------------------------
Investment income:
    Dividends                     $    7,187,776                               $    7,968,259                  $   28,356
    Interest                             115,232  $    740,986                         41,790  $        84             20
                                  ------------------------------------------------------------------------------------------
                                       7,303,008       740,986                      8,010,049           84         28,376

Net realized and unrealized
    appreciation (depreciation)     (172,047,896)                                (194,385,843)     158,390
Employee contributions                20,470,845                                                   644,988        255,043
Employer contribution                                            $  5,020,000

Withdrawals:
    Cash                             (40,629,708)                                                   (4,468)      (118,962)
    The Stanley Works Common
       Stock                          (2,519,143)
                                  ----------------                                             -----------------------------
                                     (43,148,851)                                                   (4,468)      (118,962)

Administrative expenses                 (588,725)                                                     (254)        (1,581)
Amortization expense                                                                  (47,190)
Interest expense                                                                  (17,222,398)
Interfund transfers - net             (7,298,983)     (502,145)     4,480,000       1,020,723      834,318        809,762
                                  ------------------------------------------------------------------------------------------
Net increase (decrease)             (195,310,602)      238,841      9,500,000    (202,624,659)   1,633,058        972,638

Plan equity at beginning of year     429,918,662    12,323,967                    249,179,340
                                  ------------------------------------------------------------------------------------------
Plan equity at end of year        $  234,608,060  $ 12,562,808   $  9,500,000  $   46,554,681  $ 1,633,058     $  972,638
                                  ==========================================================================================

See accompanying notes.













                     FIDELITY
                    MANAGEMENT
 AMERICAN FUNDS    TRUST COMPANY
  EURO PACIFIC     SELECT SMALL
   GROWTH FUND       CAP FUND          TOTAL
--------------------------------------------------
   $   11,847                     $   15,196,238
        2,413        $      10           900,535
--------------------------------------------------
       14,260               10        16,096,773


       (6,859)          20,618      (366,261,590)
      190,447          241,869        21,803,192
                                       5,020,000


         (531)            (718)      (40,754,387)

                                      (2,519,143)
--------------------------------------------------
         (531)            (718)      (43,273,530)

                                        (590,560)
                                         (47,190)
                                     (17,222,398)
      328,113          328,212
--------------------------------------------------
      525,430          589,991      (384,475,303)

                                     691,421,969
--------------------------------------------------
   $  525,430        $ 589,991    $  306,946,666
==================================================

                                          The Stanley Account Value Plan

                                  Statement of Income and Changes in Plan Equity

                                           Year ended December 31, 1997


                                                                                        UNALLOCATED
                                             STANLEY STOCK FUND      LOAN FUND      STANLEY STOCK FUND         TOTAL
                                            --------------------------------------------------------------------------------
Investment income:
    Dividends                                  $   7,197,351                           $   7,993,754      $  15,191,105
    Interest                                          91,621     $    881,528                 15,600            988,749
                                            --------------------------------------------------------------------------------
                                                   7,288,972          881,528              8,009,354         16,179,854

Net realized and unrealized appreciation
    in The Stanley Works Common Stock
                                                 194,715,441                             194,046,566        388,762,007

Employee contributions                            20,080,006                                                 20,080,006

Withdrawals:
    Cash                                         (36,544,886)                                               (36,544,886)
    The Stanley Works Common Stock
                                                  (5,316,015)                                                (5,316,015)
                                            ---------------------                                       --------------------
                                                 (41,860,901)                                               (41,860,901)

Administrative expenses                             (537,601)                                   (845)          (538,446)
Interest expense                                                                         (18,796,633)       (18,796,633)
Interfund transfers - net                         (8,747,461)         (53,199)             8,800,660
                                            --------------------------------------------------------------------------------
Net increase                                     170,938,456          828,329            192,059,102        363,825,887

Plan equity at beginning of year                 258,980,206       11,495,638             57,120,238        327,596,082
                                            --------------------------------------------------------------------------------
Plan equity at end of year                     $ 429,918,662     $ 12,323,967          $ 249,179,340      $ 691,421,969
                                            ================================================================================


See accompanying notes.

                         The Stanley Account Value Plan

                          Notes to Financial Statements

                                December 31, 1998

1. DESCRIPTION OF THE PLAN

The Stanley Account Value Plan, formerly The Stanley Works 401(k) Savings Plan, (the "Plan") operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is a defined contribution plan for eligible United States salaried and hourly paid employees of The Stanley Works (the "Company").

Each year, participants may contribute, through pre-tax payroll deductions up to 15% of their compensation, as defined in the Plan Agreement. Such contributions are matched by the Company in an amount equal to 50% of the participant's contribution up to a maximum matching contribution of 3 1/2% of the participant's compensation.

Prior to 1998, participant and Company contributions were invested in the Stanley Stock Fund. In 1998, the investment options for plan participant contributions were enhanced to include four investment funds in addition to the Company's common stock. Participants may invest in one fund, divide the account value among the funds or choose one of three pre-mixed blended investment options. Participant and Company contributions invested in the Stanley Stock Fund are guaranteed, if necessary, by the Retirement Plan for Salaried Employees of The Stanley Works or by the Pension Plan for Hourly Paid Employees of The Stanley Works, providing that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes. The following investment funds are offered to participants:

STANLEY STOCK FUND--Consists of common stock of The Stanley Works. This stock is traded on the New York and Pacific Stock Exchanges under the symbol SWK.

BT PYRAMID EQUITY INDEX FUND--Seeks long-term growth, subject to the short-term fluctuations characteristic of the stock market. The fund invests in most of the Standard & Poors 500 (S&P 500), as well as other investments whose value is based on S&P 500 stocks.

INVESCO RETIREMENT TRUST STABLE VALUE FUND--Seeks liquidity and safety of principal, while providing a higher return than is typically offered by money market funds. The fund invests in a diversified portfolio of investment contracts with insurance companies, banks and other financial institutions.

AMERICAN FUNDS EUROPACIFIC GROWTH FUND--Seeks long-term growth, subject to the risks involved in investing outside of the United States, such as currency fluctuations, political instability, differing securities regulations and periods of liquidity.

                         The Stanley Account Value Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

FIDELITY MANAGEMENT TRUST COMPANY SELECT SMALL CAP FUND--Seeks long-term growth, subject to the short-term fluctuations characteristic of the small stock market. The fund invests in securities of small capitalization companies in various industries.

In 1998, the Plan was amended to provide an additional non-contributory benefit for U.S. salaried and non-union hourly employees ("Cornerstone Fund"). Under the new benefit arrangement, the Company contributes amounts ranging from 3% to 9% of employee compensation based on age (for 1998, percentages ranged from 2% to 7%). Assets of the new benefit feature are invested in equity securities and bonds.

Employees are fully vested as to amounts in their savings accounts attributable to their own contributions and earnings thereon and amounts transferred from the other qualified plans on their behalf. All participants are vested in 100% of the value of the Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

Effective in July 1998, the assets of the Plan are held in trust by an independent corporate trustee, Citibank, N. A. (the "Trustee") pursuant to the terms of a written Trust Agreement between the Trustee and the Company. Prior to July, State Street Bank and Trust Company served as Trustee.

Benefits generally are distributed upon termination of employment. Normally, a lump-sum distribution is made in cash or shares of the Company's Common Stock (hereinafter referred to as Common Stock, Stanley Stock, or shares), at the election of the participant, from the Stanley Stock Fund.

During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. The $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. Each loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Participants are allowed ten years to repay the loan if the proceeds are used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

                         The Stanley Account Value Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding, and the distribution shall fully discharge the Plan with respect to the participant's account value attributable to the outstanding loan balance.

The Plan borrowed $95,000,000 in 1989 from a group of financial institutions and $180,000,000 in 1991 from the Company (see Notes 3 and 4) to acquire 5,868,088 and 9,696,968 shares, respectively, of Common Stock from the Company's treasury and previously unissued shares. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the "Unallocated Fund"). Under the 1989 loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

The Unallocated Fund makes monthly transfers of shares, in accordance with the Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the average fair market value of the shares for the month subsequent to the last transfer. These proceeds, along with dividends received on allocated and unallocated shares and additional employee and Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. As dividends on the allocated shares are applied to the payment of debt service, a number of shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. The excess of unallocated dividends over the amount necessary for principal and interest along with forfeitures of nonvested employee accounts are used to reduce future Company matching contributions. During 1998, these excess funds fully offset the Company's matching contribution.

The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value as an additional allocation of Stanley Stock for that year.

Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

                         The Stanley Account Value Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

The Company reserves the right to terminate the Plan at any time, subject to its provisions. Upon such termination of the Plan, the interest of each participant in the trust fund will become vested and be distributed to such participant or his or her beneficiary at the time prescribed by the Savings Plan terms and the Internal Revenue Code. During 1998, the Plan experienced a partial plan termination resulting in the immediate vesting of certain participants'accounts.

The Plan sponsor has engaged William Mercer, Inc., to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contributions, related gains, losses and dividend income, and loan activity.

At December 31, 1998 and 1997, benefits payable to terminated vested participants amounted to $1,093,501and $6,864,864, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

The Plan investments consist primarily of shares of Stanley Stock. Stanley Stock is traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

DIVIDEND INCOME

Dividend income is accrued on the ex-dividend date.

GAINS OR LOSSES ON SALES OF INVESTMENTS

Gains or losses realized on the sales of investments are determined based on average cost.

EXPENSES

Administrative expenses not paid by the Company are paid by the Plan.

                         The Stanley Account Value Plan

3. DEBT

Debt consisted of the following at December 31:

                                                                       1998                 1997
                                                                -------------------- --------------------
Notes payable in monthly installments to 2009 with interest
    at 6.07%                                                          $ 39,610,763         $ 47,352,052
Notes payable to the Company in monthly installments to 2028
    with interest at 6.09%                                             173,625,849          177,294,968
                                                                ==================== ====================
                                                                     $ 213,236,612        $ 224,647,020
                                                                ==================== ====================

During 1998, notes payable to financial institutions were refinanced, resulting in a reduction in the interest rate, extension of the maturity and a prepayment penalty of $2,831,378, which is being amortized over the remaining term of the debt. Concurrently, notes payable to the Company were restructured, resulting in a reduction in the interest rate and extension of the maturity. Additionally, the Plan borrowed funds from the Company to pay the prepayment penalty.

The scheduled maturities of debt for the next five years are as follows:
1999--$11,000,000; 2000--$7,400,000; 2001--$7,100,000; 2002--$6,900,000 and
2003--$7,000,000.

The notes payable to the Company are secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to Stanley Stock Fund pursuant to principal and interest payments. During the year, 385,747 shares were released and at December 31, 1998, 7,972,316 shares are pledged as security.

Payment of the Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

Fees paid during 1998 and 1997 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by the Plan. Fees incurred and paid by the Plan during 1998 and 1997 were $590,560 and $538,446, respectively.

                         The Stanley Account Value Plan

4. TRANSACTIONS WITH PARTIES-IN-INTEREST (CONTINUED)

In 1991, the Plan borrowed $180,000,000 from the Company, the proceeds of which were used to purchase 9,696,968 shares of stock from the Plan. In 1998, the Plan borrowed $2.8 million from the Company, the proceeds of which were used to pay a prepayment penalty incurred in connection with debt refinancing. The Plan made $31,464,184 and $14,721,703 of principal and interest payments related to such debt in 1998 and 1997, respectively. At December 31, 1998, $173,625,849 was outstanding on such debt.

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Plan is required to operate in accordance with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

                                          The Stanley Account Value Plan

                                            Assets Held for Investment

                                                 December 31, 1998


                                        DESCRIPTION OF INVESTMENT, INCLUDING
                                        MATURITY DATE, RATE OF INTEREST, PAR
    IDENTITY OF ISSUE, BORROWER, OR               OR MATURITY VALUE
             SIMILAR PARTY                                                              COST            CURRENT VALUE
----------------------------------------------------------------------------------------------------------------------
Common Stock:
    The Stanley Works*                  17,678,602 shares of Common Stock;
                                            par value $2.50 per share
                                                                              $      305,270,968  $      490,581,206

    Citibank, N.A. *                    Short-Term Investment Fund- Pooled
                                            Bank Fund                                  3,527,904           3,527,904

Trust Funds:
    State Street Bank and Trust         United States Government securities
       Company*                                                                            2,901               2,901

    BT Pyramid Equity Index Fund
                                        Pyramid Equity Index Fund                      1,474,666           1,633,055

    Invesco Retirement Trust Stable
       Value Fund                       Invesco Retirement Trust                         972,618             972,618

    American Funds Euro Pacific Growth
       Fund                             Euro Pacific Growth Fund                         532,287             525,429

    Fidelity Management Trust Company
       Select Small Cap Fund            Fidelity Select Small Capitalization             569,372             589,990
                                            Pool

Loans to participants                   Promissory notes at prime rate with
                                            maturities of five years or ten
                                            years                                     12,562,808          12,562,808
                                                                              ----------------------------------------
Total investments                                                             $      324,913,524  $      510,395,911
                                                                              ========================================


* Indicates party-in-interest to the Plan.

                                              The Stanley Account Value Plan

            Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets

                                           Year Ended December 31, 1998



                                                                                     CURRENT VALUE OF
 IDENTITY OF PARTY     PURCHASE DESCRIPTION OF                                           ASSET ON        NET GAIN
      INVOLVED                  ASSETS              SELLING PRICE    COST OF ASSET   TRANSACTION DATE     (LOSS)
---------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of transactions in excess of 5 percent of plan assets

Citibank, N.A.*      Short-Term Investment Fund-
                         United States
                         Government Securities                      $    37,662,287  $    37,662,287

Citibank, N.A.*      Short-Term Investment Fund-
                         United States
                         Government Securities    $    34,136,396                         34,136,396

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There were no category (i), (ii) or (iv) reportable transactions during 1998.

* Indicates party-in-interest to the Plan.